Exhibit 10.3

PERSONAL & CONFIDENTIAL

RESTRICTED STOCK AWARD AGREEMENT

Under the

REGIONS FINANCIAL CORPORATION 2010 LONG-TERM INCENTIVE PLAN

You have been granted an award of Restricted Stock (the “Restricted Stock” or “Award”) under the Regions Financial Corporation 2010 Long-Term Incentive Plan (the “Plan”), the terms and conditions of which are incorporated in this document by reference as if fully set forth herein. This document sets out some of the specific terms of your Award and constitutes the Award Agreement required by the Plan. You should retain it for future reference. You should also pay particular attention to the Plan and its prospectus since they set forth other provisions applicable to your Restricted Stock. References to defined terms in the Plan are capitalized in this Award Agreement. The prospectus for the Plan and the Plan document itself provide you helpful information and explanations related to your grant. These documents are currently obtainable by logging on to Wealthviews at https://www.wealthviews.com/rf/. You should note that in the event of any conflict or inconsistency between the provisions of this Award Agreement and the terms and conditions of the Plan, the terms and conditions of this Award Agreement will control.

The number of shares of restricted stock that have been granted to you under this Award and the date on which they become exercisable (i.e. “vest”), are set forth in the grant notice you will receive Specific information concerning your Award of Restricted Stock is currently provided to you online through Wealthviews. Such information and the Plan and prospectus will remain available through Weathviews (or, if applicable, an appropriate substitute method).

Unless you choose to include the value of your Restricted Stock Award in your current year tax return, there are no current year tax implications of this grant. If you decide to include the value of the Award in your current tax return, you must file a special election, called a “Section 83(b) election” with the IRS within 30 days after the date this Award is granted to you. If you are considering doing this, you should consult your tax Advisor. You agree that you will promptly notify the Company of any election that you make pursuant to Section 83(b) of the Internal Revenue Code.

During the Period of Restriction your Restricted Stock will be held in the Plan in book-entry form, though you will be the beneficial owner of the stock. Restrictions applicable to this grant are set forth in the Plan. You may request a stock certificate for vested shares after the restrictions lapse.

During the Period of Restriction and until the shares of Restricted Stock subject to this Award vest or are forfeited, as the case may be, you will have the right to vote these shares. However, any dividends declared on them will be paid at the time of release. If at the end of the Period of Restriction you are still employed by Regions and upon compliance with any other applicable requirements of the Plan, such as tax payment or withholding, the restrictions will lapse and the vested number of shares will be released to you and dividends paid to you as provided in the Plan, this Award Agreement, and the grant notice. Upon the lapse of restrictions you may elect to satisfy any federal tax withholding requirements in whole or part by having shares withheld that would otherwise be released to you, to the extent and in the manner allowed by the Plan.

If, during the Period of Restriction, your employment with Regions is terminated for reasons other than death, Disability, or without Cause within 24 months of a Change in Control, your Restricted Stock and accrued dividends are forfeited. In the event of termination of your employment by retirement at or after age 55 with 10 years of service prior to November 30 of the calendar year of the grant, your Restricted Stock and accrued dividends will be forfeited. If you terminate employment with Regions during the Period of Restriction due to death or Disability, any restriction periods and restrictions imposed upon your Restricted Stock will lapse and dividends will be paid. In the event of termination of your employment by retirement at or after age 55 with 10 years of service on or after November 30 of the calendar year of the grant or without Cause within 24 months of the occurrence of a Change in Control, unless otherwise specifically prohibited by applicable laws, rules or regulations, any restriction periods and restrictions imposed upon your Restricted Stock will lapse and dividends will be paid.

Notwithstanding anything in this Award Agreement, the Plan or the grant notice to the contrary, in no event shall the Restricted Stock or applicable dividends under this Award vest or be settled, paid or accrued, if any such vesting, settlement, payment or accrual would be in violation of applicable law.

By signing the grant notice for this Award, you agree and acknowledge that you accept the grant of this Award on the terms and conditions set forth in the Plan, this Award Agreement and the grant notice. You further agree and acknowledge as follows: (1) that this Award Agreement, the Plan and the grant notice set forth the entire agreement of Regions and you relating to the subject matter of this memorandum and supersedes and replaces all prior agreements and understandings with respect to such subject matter; (2) that Regions and you have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein; (3) that no provision of this Award Agreement and the grant notice may be amended, modified or waived unless any such amendment, modification or waiver is authorized by the Compensation Committee of the Board of Directors and is agreed to in writing signed by an officer of the Company actually authorized to do so, and (4) that this Award Agreement is binding on the Company’s and your successors and assigns.

I congratulate you on your award and thank you for your service to Regions!

REGIONS FINANCIAL CORPORATION

By:

Name: O. B. Grayson Hall, Jr.

Title: President and Chief Executive Officer

[name and address]

[date]

Dear

Pursuant to the terms and conditions of the company’s 2010 Long Term Incentive Plan (the “Plan”), you have been granted a Restricted Stock Award for              shares of stock as outlined below.

Granted To:

Grant Date:

Granted:

Grant Price:	Total Cost to Exercise:

Expiration Date:

Vesting Schedule: